Exhibit 10.2

AMENDMENT NO. 1

TO

RIOT BLOCKCHAIN, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO RIOT BLOCKCHAIN, INC. EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment No. 1”) is made and entered into effective as of November 5, 2021, by and between Megan Brooks, an individual resident of Texas, (the “Employee”) and Riot Blockchain, Inc., a Nevada corporation, (the “Company”) to amend the terms of that certain Riot Blockchain, Inc. Executive Employment Agreement, dated effective as of April 6, 2021, by and between the Company and the Employee, (the “Original Agreement”) as set forth herein.

Introduction

To ensure the Company’s ability to continue to attract and retain talented individuals in key management positions, the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) periodically evaluates and adjusts the Company’s executive compensation packages in light of the Company’s overall performance, its evaluation of its executives’ performance, and market conditions. Based on its review for the fiscal year ending December 31, 2021, the Compensation Committee has approved a new compensation arrangement for the Employee in recognition of her achievements as the Company’s Chief Operating Officer following her appointment in April 2021. The Compensation Committee has authorized and approved a new annual Base Salary of $325,000 for the Employee, as well as a new equity award of 6,000 restricted stock units, (“RSUs”) to be granted to the Employee under the Riot Blockchain, Inc. 2019 Equity Incentive Plan, as amended, (the “2019 Equity Plan”) pursuant to a separate Restricted Stock Unit Award Agreement, to be entered into between the Company and the Employee. Accordingly, the Company and the Employee now wish to enter into this Amendment No. 1 to amend the terms of the Original Agreement to reflect this new compensation arrangement, as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A.                  Base Salary Increase. Retroactive to October 1, 2021, Employee’s Base Salary shall be increased by Fifty Thousand Dollars and Zero Cents ($50,000.00) per annum to Three Hundred Twenty-Five Thousand Dollars and Zero Cents ($325,000.00) per annum, subject to all offsets, prorations, deductions, withholdings and claw-backs as set forth in the Original Agreement. Accordingly, Section 4.a. of the Original Agreement is hereby amended in its entirety as follows:

“4. Compensation and Benefits.

a.                    Base Salary. During the Employment Term, the Company shall pay Employee an annualized salary in the total gross amount of Three Hundred Twenty-Five Thousand Dollars and Zero Cents ($325,000.00), subject to all offsets, prorations, deductions, withholdings and claw-backs as set forth in this Agreement. Employee’s annual salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. Employee’s Base Salary shall take effect on the first regularly scheduled pay period following the approval of the Base Salary by the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board. The Company’s CEO and/or the Board’s Compensation Committee shall annually review and may, in its sole discretion, adjust Employee’s Base Salary. Effective as of the date of any change to Employee’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.”

B.                  Ratification of Original Agreement. Except as specifically set forth herein, the Original Agreement and all of its terms and conditions remain unchanged and in full force and effect, and the Original Agreement is hereby ratified and confirmed in all respects, except that, as of the effectiveness of this Amendment No. 1, all references in the Original Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Original Agreement, as amended by this Amendment No. 1. For the avoidance of doubt, all references to the “Effective Date” refer to the date the Original Agreement came into effect, April 6, 2021.

C.                  Additional Equity Award. Pursuant to Section 4.c.ii. of the Agreement, the Compensation Committee has authorized and approved an award of 6,000 additional RSUs, to be granted to the Employee under the 2019 Equity Plan, subject to the Employee’s entry into a Restricted Stock Unit Award Agreement with the Company for such additional equity award. Upon the Employee’s entry into a Restricted Stock Unit Award Agreement with the Company for such additional equity award, these 6,000 additional RSUs under the 2019 Equity Plan, which are eligible to vest in quarterly tranches of 1,500 RSUs in arrears commencing in 90-day intervals in accordance with the vesting schedule applicable to the Initial Equity Award, with the first tranche of 1,500 RSUs eligible to vest on January 1, 2022. For the avoidance of doubt, nothing in this Amendment No. 1 is to be interpreted as modifying or affecting the Initial Equity Award, or otherwise entitling the Employee to receive any equity compensation (including the 6,000 additional RSUs authorized by the Compensation Committee referenced hereby) without the Employee’s entry into a Restricted Stock Unit Award Agreement, in form approved by the Compensation Committee, with the Company for such equity compensation.

D.                  Counterparts. This Amendment No. 1 may be executed in any number of counterparts, all of which together shall constitute one and the same instrument. Signing of this Amendment No. 1 and transmission of the signed Amendment No. 1 by electronic document transfer will be acceptable and binding upon the parties as of the date first written above.

E.                  Applicable Law; Jury Trial Waiver. This Amendment No. 1, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles. TO THE EXTENT PERMITTED BY LAW, THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY AGREE TO, AND DO HEREBY, WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION, CAUSE OF ACTION, CLAIM, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER: [A] BASED ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH EMPLOYEE’S EMPLOYMENT WITH THE COMPANY; [B] BASED ON THIS AGREEMENT (INCLUDING THE CNCA) OR ARISING OUT OF, UNDER, OR RELATING TO THIS AGREEMENT (INCULDING THE CNCA); AND/OR [C] BASED ON ANY ALLEGED ACTION, INACTION, OR OMISSION OF EITHER PARTY TO THIS AGREEMENT.

F.                   Interpretation. Capitalized terms used in this Amendment No. 1 that are not defined herein have the meanings given to them in the Original Agreement, and any ambiguity or disagreement between terms defined both in this Amendment No. 1 and the Original Agreement shall be interpreted in favor of the definition set forth in this Amendment No. 1.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment No. 1 to the Riot Blockchain, Inc. Executive Employment Agreement as of the dates indicated beneath their signatures below, effective as of the date above first written.

MEGAN BROOKS /s/ Megan Brooks (Signature) Dated: November 5, 2021	RIOT BLOCKCHAIN, INC. By: /s/ Jason Les Name: Jason Les Title: Chief Executive Officer Dated: November 5, 2021